Exhibit 4.3

EXECUTION COPY

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT is made and entered into as of May 28, 2010 (this “Agreement”) by and among Evercore Partners Inc., a Delaware corporation ( the “Company”), Martin T. Sosnoff, Craig B. Steinberg, Kevin S. Kelly, Jack McMullan and Robert F. Ruland (each an “Investor” and collectively, the “Investors”).

WHEREAS, pursuant to the Purchase and Sale Agreement, dated as of March 4, 2010 (the “Purchase Agreement”), by and among the Company, Atalanta Sosnoff Capital, LLC, a New York limited liability company (“ASC”), ASC Representative, LLC, in its capacity as the representative, the sellers listed on Schedule I of the Purchase Agreement and Martin T. Sosnoff, the Company agreed to make, subject to the terms and conditions set forth in Section 2.4 of the Purchase Agreement, a Contingent Payment (as defined herein) to the Investors payable in part through the issuance of a number of shares of Common Stock (as defined herein) to be determined in accordance with the terms thereof; and

WHEREAS, the Company wishes to grant certain registration rights with respect to the Registrable Securities (as defined herein) of the Company held by the Investors, if any, as determined in accordance with Section 2.4 of the Purchase Agreement, as provided further herein and therein.

NOW THEREFORE, in consideration of the promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. As used in this Agreement:

(i) “Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder;

(ii) “Affiliate” of any specified Person means any other Person directly, or indirectly through one or more intermediaries, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities or by agreement or otherwise;

(iii) “Agreement” has the meaning set forth in the recitals to this Agreement.

(iv) “Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

(v) “Claims” has the meaning set forth in Section 8(a) of this Agreement.

(vi) “Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Act; “Common Stock” means the Company’s common stock as authorized pursuant to the Company’s certificate of incorporation, as may be amended or restated from time to time;

(vii) “Company” has the meaning set forth in the preamble to this Agreement and shall include any successor thereof;

(viii) “Contingent Payment” has the meaning set forth in Section 2.4(a) of the Purchase Agreement.

(ix) “End Suspension Notice” has the meaning set forth in Section 3(c) of this Agreement.

(x) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder;

(xi) “FINRA” means the Financial Industry Regulatory Authority;

(xii) “Holdback Period” has the meaning set forth in Section 7(a);

(xiii) “Holder” means each Investor and any transferee thereof to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 11;

(xiv) “Indemnified Party” has the meaning set forth in Section 8(c) of this Agreement;

(xv) “Investors” has the meaning set forth in the preamble to this Agreement;

(xvi) “Maximum Offering Size” has the meaning set forth in Section 2(d);

(xvii) “NASD” means the National Association of Securities Dealers;

(xviii) “Person” means an individual, corporation, limited liability company, trust, partnership, joint venture, association, unincorporated organization or other entity or organization;

(xix) “Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

(xx) “Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement of the Company in compliance with the Act, and any related prospectus (and all amendments, supplements and exhibits thereto and all material incorporated by reference therein filed or required to be filed) and the declaration or ordering of effectiveness of such registration statement;

(xxi) “Registrable Securities” means (A) all shares of Common Stock issued to an Investor in payment of the Contingent Payment and held directly or indirectly by a Holder and (B) any securities of the Company issued in respect of such shares of Common Stock, including without limitation, by reason of or in connection with any stock dividend, stock distribution, stock split, spin-off or in connection with any exchange for or replacement of such shares or any combination of shares, recapitalization, merger or consolidation or other reorganization, or any other equity securities issued pursuant to any other pro rata distribution with respect to the Common Stock. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (x) they are sold pursuant to an effective registration statement under the Act, or (y) the entire amount of Registrable Securities held by such Holder thereof may be sold without limitation under Rule 144 (or any successor rule or regulation then in effect);

(xxii) “Registration Expenses” means all expenses incident to the Company’s performance of or compliance with this Agreement, including, without limitation, (A) all registration, listing, qualification and filing fees (including FINRA filing fees), (B) reasonable fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one firm of counsel for the Holders (selected by a majority of the Holders) in an amount not to exceed $10,000 in the aggregate, (C) accounting fees, including the expenses of any special audits or “comfort” letters required by or incident to such performance or compliance, (D) all fees and expenses required by or incident to complying with state securities and blue sky laws (including counsel fees in connection with the preparation of a blue sky memorandum and legal investment survey and FINRA filings), (E) all preparation, printing, distributing, mailing and delivery expenses for any registration statement, prospectus, transmittal letters, securities certificates and other documents relating to the performance of and compliance with this Agreement, (F) all internal expenses of the Company (including all salaries and expenses of officers and employees performing legal or accounting duties) and (G) transfer agents’ and registrars’ fees and expenses;

(xxiii) “Rule 144” means Rule 144 (or any successor provision) under the Act;

(xxiv) “Seller Indemnified Parties” has the meaning set forth in Section 8(a) of this Agreement.

(xxv) “Shelf Registration Statement” has the meaning set forth in Section 3(a) of this Agreement;

(xxvi) “Suspension Event” has the meaning set forth in Section 2(a) of this Agreement of this Agreement; and

(xxvii) “Suspension Notice” has the meaning set forth in Section 2(a) of this Agreement.

2. Company Registration.

(a) Right to Register. Whenever the Company proposes to Register any of its Common Stock under the Act, for its own account (other than (i) a Registration relating solely to employee benefit plans, (ii) a Registration relating to a corporate reorganization or other transaction covered by Rule 145 under the Act or the registration of Common Stock as consideration for the acquisition by the Company of another Person or (iii) a rights offering) the Company will: (A) give prompt written notice thereof to each Holder, which notice shall specify the number of securities proposed to be Registered, the proposed date of filing of such registration statement with the Commission, the proposed means of distribution, the proposed managing underwriter or underwriters (if any and if known), and a good faith estimate by the Company of the proposed minimum offering price of such securities, and (B) subject to the provisions of this Section 2, file a registration statement or amendment covering all of the Registrable Securities that any Holder has requested within ten (10) Business Days after receipt of such notice from the Company to be Registered (which request shall specify the number of Registrable Securities to be disposed of by such Holder), and use commercially reasonable efforts to cause such registration statement to be declared effective under the Act. A Holder’s right to include its Registrable Securities in a Registration under this Section 2(a) will be conditioned upon the timely provision by such Holder of such information as the Company may reasonably request relating to the disclosure requirements of Item 507 of Regulation S-K (or any similar disclosure requirement applicable to such Registration).

(b) Right to Terminate Registration. The Company will have the right to terminate, withdraw or delay any Registration initiated by it under this Section 2 prior to the effectiveness of such Registration whether or not any Holder has elected to include Registrable Securities in such Registration. The Company will give prompt written notice of such determination to each Holder that has elected to include Registrable Securities in such Registration and, in the case of a determination to terminate or withdraw the registration statement, the Company will be relieved of its obligation to Register any Registrable Securities in connection with such registration statement, and in the case of a determination to delay effectiveness, the Company will be permitted to delay effectiveness for any period. The Registration Expenses of such terminated, withdrawn or delayed Registration will be borne by the Company. In addition, for the avoidance of doubt, the Company will have the right to suspend any Registration initiated under this Section 2, including the right to direct selling Holders to suspend sales of any Registrable Securities pursuant to such Registration, for such periods as the Company may determine.

(c) Priority on Registrations. Each Holder acknowledges and agrees that, in the case of an underwritten offering, its rights under this Section 2 will be subject to cutback provisions imposed by a managing underwriter under Section 2(d), if any. If, as a result of the cutback provisions of the preceding sentence, a Holder is not entitled to include all of its requested Registrable Securities in such Registration, then such Holder may elect to withdraw its request to include any or all of its Registrable Securities in such Registration. In the event of any such withdrawal, the Company shall not include such Registrable Securities in the applicable registration and such Registrable Securities shall continue to be Registrable Securities hereunder.

(d) Underwritten Offerings. In the event of an underwritten offering pursuant to this Section 2, the Company and each Holder will make such arrangements with the underwriters so that such Holder may participate in the offering on the same terms as the Company and any other party selling securities in such offering. The Company will not be required under this Section 2 to include any of a Holder’s Registrable Securities in such underwriting unless such Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriter or underwriters selected by it (or by other persons entitled to select the underwriter or underwriters) and enters into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company, and then only in such quantity as the managing underwriters determine would not reasonably be expected to jeopardize the success of the offering by the Company (the “Maximum Offering Size”). No selling Holder may participate in any underwritten offering pursuant to this Section 2 unless such selling Holder completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of or in connection with such underwriting agreement. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the Registration and the underwriting , and the number of shares that may be included in such Registration and the underwriting will be allocated pro rata among the Company and each of the Holders requesting inclusion of their Registrable Securities in such registration statement based upon the Registrable Securities held by such Holder up to the Maximum Offering Size.

3. Shelf Registration.

(a) Shelf Registration. Subject to Section 4, in the event that the Company receives written notice on or prior to November 15, 2010 setting forth the reasonable, good faith determination of the Management Members (as defined in the Second Amended and Restated Operating Agreement of ASC or any successor amendments thereto) that a Contingent Payment is reasonably projected to become due and payable, the Company shall, as promptly as practicable, but in no event later than December 15, 2010, file a “shelf” registration statement (the “Shelf Registration Statement”) with the Commission on an appropriate form providing for the Registration and sale on a delayed or continuous basis pursuant to Rule 415 (or any similar provision that may be adopted by the Commission) under the Act by the Holders of the Registrable Securities from time to time in the manner described in the Shelf Registration Statement. The Company shall use commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Act as promptly as reasonably practicable following the filing thereof with the Commission, and to keep the Shelf Registration Statement continuously effective until the earlier of (x) the later to occur of six (6) months from (i) the effective date of such Shelf Registration Statement and (ii) the date on which the Holders received the Registrable Securities and (y) the date that all Registrable Securities have been sold pursuant to the Shelf Registration Statement. The Shelf Registration Statement filed pursuant to this Section 3(a) may include other securities of the Company with respect to which registration rights have been or may be granted, and may include securities being sold for the account of the

Company. The Company in its sole discretion may condition the inclusion of Registrable Securities in a Registration under this Section 3(a) upon the timely provision by such Holder of such information as the Company may reasonably request relating to the disclosure requirements of Item 507 of Regulation S-K (or any similar disclosure requirement applicable to such Registration)

(b) No Registrations if Effective Shelf. Notwithstanding anything else to the contrary in this Agreement, if (i) the Company shall have filed a Shelf Registration Statement covering such Registrable Securities and (ii) the Shelf Registration Statement is effective when the requesting Holders would otherwise make a request for registration under Section 2(a), the Company shall not be required to separately register any Registrable Securities, provided, however, that if the Holders have included Registrable Securities in the Shelf Registration Statement, the Company shall keep the Shelf Registration Statement continuously effective until the earlier of (x) the later to occur of six (6) months from (i) the effective date of such Shelf Registration Statement and (i) the date on which the Holders received the Registrable Securities and (y) the date that all Registrable Securities have been sold pursuant to the Shelf Registration Statement.

(c) Suspension or Delay.

(i) Notwithstanding anything herein to the contrary in this Agreement, the Company may (x) delay filing any registration statement pursuant to Section 3(a) or any amendment thereto, and may withhold efforts to cause such Shelf Registration Statement or amendment thereto to become effective or (y) as applicable, by written notice to a selling Holder, may direct such selling Holder to suspend sales of the Registrable Securities pursuant to such Shelf Registration Statement, in each case as set forth below if any of the following events shall occur: (A) the Company determines that such action is required by applicable law; (B) the Company determines that the filing or use of such Shelf Registration Statement or amendment thereto would require the Company to disclose material information, including, without limitation, the fact that the Company is engaged in confidential negotiations regarding, or is in the process of completing, any significant business transaction, the disclosure of which would not be required in the absence of such Shelf Registration Statement; (C) the Company has commenced, or has a bona fide intention to commence, a public or Rule 144A securities offering transaction; (D) such Registration, of the Registrable Securities would, in the judgment of the Company, impede, delay or otherwise interfere with any pending or contemplated material acquisition, reorganization or similar material transaction; or (E) the Holders of a majority of the Registrable Securities covered or to be covered by such Shelf Registration Statement consent in writing to such delay or suspension, provided, however, that other than with respect to (E) above, the Company may not delay, withhold or suspend a registration statement for such reasons for more than ninety (90) days in the aggregate during any period of twelve (12) consecutive months.

(ii) In the case of an event specified in Section 3(c)(i) that causes the Company to delay, withhold or suspend the use of a Shelf Registration Statement (a “Suspension Event”), the Company shall give written notice (a “Suspension Notice”) to the selling Holders to delay, withhold or suspend sales of the Registrable Securities and such notice shall state the basis for the notice (without disclosing any material non-public information). The selling Holders shall not effect any sales of the Registrable Securities pursuant to such Shelf Registration Statement (or such filings) at any time after receiving a Suspension Notice from the Company and prior to receipt of an End of Suspension Notice (as defined below). The selling Holders may recommence effecting sales of the Registrable Securities pursuant to the Shelf Registration Statement (or such filings) following further notice to such effect (an “End of Suspension Notice”) from the Company, which End of Suspension Notice shall be given by the Company to the selling Holders in the manner described above promptly following the conclusion of any Suspension Event and its effect.

(iii) Notwithstanding any provision herein to the contrary, if the Company shall give a Suspension Notice pursuant to this Section 3(c) with respect to any Shelf Registration Statement, the Company agrees that it shall extend the period of time during which such Shelf Registration Statement shall be maintained effective pursuant to this Agreement by the number of days during the period from the date of the giving of a Suspension Notice to and including the date when selling Holders shall have received an End of Suspension Notice and copies of the supplemented or amended prospectus necessary to resume sales, with respect to each Suspension Event; provided, however, that such period of time shall not be extended beyond the date that Registrable Securities covered by such Shelf Registration Statement cease to be Registrable Securities.

4. Effect of Contingent Payment. Notwithstanding anything in this Agreement to the contrary, in the event that the Contingent Payment as finally determined does not result in the Investors receiving any Registrable Securities, this Agreement shall automatically terminate and be of no further force or effect and the Company shall be relieved of all its obligations (including without limitation its obligations to effect the Registrations provided for in Sections 2 and 3) under this Agreement.

5. Registration Procedures. If the Company is required to effect the Registration of any Registrable Securities under the Act as provided in Section 2 and Section 3 hereof, the Company will effect such Registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company will cooperate in the sale of the securities and will in accordance with the timing requirements of this Agreement, but subject to Section 2(b), Section 3(c)(iii) and Section 4:

(a) Prepare and file with the Commission a registration statement on such form which will be available for the sale of the Registrable Securities by the Company or the selling Holders in accordance with the intended method or methods of distribution thereof, and use commercially reasonable efforts to cause such registration statement to become effective and to remain effective as provided herein; except that before filing a registration statement or prospectus or any amendments or supplements thereto (including documents that would be incorporated or deemed to be incorporated therein by reference), the Company will furnish or otherwise make available to the Holders who are including Registrable Securities in such registration statement, copies of all disclosures relating to such Holders as required by Item 507 of Regulation S-K (or any similar successor requirement), which documents will be subject to the reasonable review and comment of such counsel, and, if requested by such counsel, provide such counsel reasonable opportunity to conduct a reasonable investigation within the meaning of the Act, including reasonable access to the Company’s books and records, officers, accountants and other advisors; provided, that the Company may condition any such investigation upon the execution and delivery by each Holder receiving such disclosure of an agreement satisfactory to the Company relating to such Holder’s obligation to refrain from disclosing same. The Company will not include any information relating to a Holder in any such registration statement or prospectus or any amendments or supplements thereto (including such documents that, upon filing, would be incorporated or deemed to be incorporated by reference therein) with respect to a Registration pursuant to Section 2 or Section 3 to which the Holder (if such registration statement includes Registrable Securities of the Holder) reasonably objects, in writing, on a timely basis, unless, in the opinion of the Company, the inclusion of such information is necessary to comply with applicable law.

(b) Prepare and file with the Commission such amendments and post-effective amendments to such registration statement as may be necessary to keep such registration statement continuously effective during the period provided herein and comply in all material respects with the provisions of the Act with respect to the disposition of all securities covered by such registration statement; and cause the related prospectus to be supplemented by any prospectus supplement as may be necessary to comply with the provisions of the Act with respect to the disposition of the securities covered by such registration statement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Act. Notwithstanding the foregoing, the Company shall be entitled at all reasonable times to suspend a registration statement that includes Registrable Securities during the pendency of any amendments required by this Section 5(b). Such suspension or suspensions shall be effective upon the transmittal of notice to an affected Holder in compliance with, and using the most expeditious practical means of communication permitted by, Section 10 below.

(c) Notify each selling Holder and the managing underwriters, if any, promptly (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to a registration statement or any post-effective amendment, when the same has become effective, (ii) of any request by the Commission or any other Federal or state governmental authority for amendments or supplements to a registration statement or related prospectus or for additional information, (iii) of the issuance by the Commission of any stop order suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose, and (v) promptly upon the Company becoming aware of the happening of any event that makes any statement made in such registration statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such registration statement, prospectus or documents so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) To the extent any “free writing prospectus” (as defined in Rule 405 under the Act) is used, the Company shall file with the Commission any free writing prospectus that is required to be filed by the Company with the Commission in accordance with the Act and retain any free writing prospectus not required to be filed.

(e) Use commercially reasonable efforts to avoid the issuance of any order suspending the effectiveness of a registration statement or any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, or, if issued, to obtain the withdrawal or lifting of any such order or suspension as promptly as practicable.

(f) If requested by the managing underwriters, if any, or the Holders of a majority of the then outstanding Registrable Securities being sold in connection with an underwritten offering, promptly include in a prospectus supplement or post-effective amendment such information as the managing underwriters, if any, or such Holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such post-effective amendment as soon as practicable after the Company has received such request, including without limitation, with respect to any hedging activity associated with the Registrable Securities; except that the Company will not be required to take any actions under this Section 5(f) that the Company reasonably determines are not in compliance with applicable law.

(g) Furnish or make available to each selling Holder, and each managing underwriter, if any, without charge, at least one conformed copy of the registration statement, the prospectus and prospectus supplements, if applicable, and each post-effective amendment thereto, including financial statements (but excluding schedules, all documents incorporated or deemed to be incorporated therein by reference, and all exhibits, unless requested in writing by such Holder or counsel). To the extent electronic prospectus delivery is permitted under the Act, any delivery of conformed prospectuses, registration statements, and supplements and amendments thereto, required by any paragraph of this Section 5, may be delivered by electronic means so long as the form of delivery can reasonably be expected to permit such Holder or Holders, and such underwriter or underwriters, if any, to satisfy their respective prospectus delivery obligations arising under the Act or otherwise. The Company’s electronic delivery pursuant to the preceding sentence is conditioned upon an undertaking by the Company to deliver, to the extent required under the Act, paper copies of all such documents upon request by a Person acquiring or proposing to acquire such securities.

(h) Deliver to each selling Holder, and the underwriters, if any, without charge, as many copies of the prospectus or prospectuses (including each form of prospectus) and each amendment or supplement thereto as such Persons may reasonably request in connection with the distribution of the Registrable Securities; and the Company, subject to the last paragraph of this Section 5, hereby consents to the use of such prospectus and each amendment or supplement thereto by each of the selling Holders and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such prospectus and any such amendment or supplement thereto.

(i) Prior to any public offering of Registrable Securities, use commercially reasonable efforts to Register or qualify or cooperate with the selling Holders, the underwriters, if any, and their respective counsel in connection with the Registration or qualification (or exemption from such Registration or qualification) of such Registrable Securities for offer and sale under the securities or “blue sky” laws of such jurisdictions within the United States as any selling Holder or underwriter reasonably requests in writing and to keep each such Registration or qualification (or exemption therefrom) effective during the period such registration statement is required to be kept effective and to take any other action that may be necessary or advisable to enable such selling Holders to consummate the disposition of such Registrable Securities in such jurisdiction; except that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it is not then so qualified, (ii) take any action that would subject it to material taxation or general service of process in any such jurisdiction where it is not then so subject, or (iii) consent to general service of process in any such jurisdiction.

(j) Cooperate with the selling Holders and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates (not bearing any legends) representing Registrable Securities to be sold after receiving written representations from each relevant Holder that the Registrable Securities represented by the certificates so delivered by such Holder will be transferred in accordance with the relevant registration statement and only upon satisfaction of any prospectus delivery requirement arising under the Act or otherwise, and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters, if any, or such Holder may request at least five (5) Business Days prior to any sale of Registrable Securities.

(k) Use commercially reasonable efforts to cause the Registrable Securities covered by the registration statement to be registered with or approved by such other governmental agencies or authorities within the United States, except as may be required solely as a consequence of the nature of such selling Holder’s or Holders’ business, in which case the Company will cooperate in all reasonable respects with the filing of such registration statement and the granting of such approvals, as may be necessary to enable such Holder or Holders thereof or the underwriters, if any, to consummate the disposition of such Registrable Securities.

(l) Upon the occurrence of any event contemplated by Section 5(c)(ii), 5(c)(iii), 5(c)(iv) or 5(c)(v) above, prepare a supplement or post-effective amendment to the registration statement or a supplement to the related prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(m) Prior to the effective date of the registration statement relating to the Registrable Securities, provide a CUSIP number for the Registrable Securities.

(n) Provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement.

(o) Use commercially reasonable efforts to cause within thirty (30) days of the effective date of such registration statement, all shares of Registrable Securities covered by such registration statement to be authorized to be listed on a national securities exchange or quotation system on which any shares of Registrable Securities are at that time, or will be immediately following the offering, listed or traded.

(p) Make available for inspection by a representative of the selling Holders, any underwriter participating in any such disposition of Registrable Securities, and any attorneys, accountants or other professionals retained by such selling Holders at the offices where normally kept, during reasonable business hours, all pertinent financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries, and cause the officers, directors and employees of the Company and its subsidiaries to supply all information in each case reasonably requested by any such representative, underwriter, attorney, accountant or other professionals in connection with such registration statement. If so requested in writing by the Company, the Company’s obligation to disclose information pursuant to the preceding sentence is conditioned upon the execution and delivery by each Person receiving such disclosure of an agreement satisfactory to the Company relating to such Person’s obligation to refrain from disclosing same.

(q) Cooperate with each selling Holder and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA.

The Company may require each selling Holder to furnish to the Company in writing such information pursuant to Item 507 of Regulation S-K (or any similar disclosure requirement applicable to such Registration) required in connection with such Registration regarding such Holder and the distribution of such Registrable Securities as the Company may, from time to time, reasonably request in writing and the Company may exclude from such Registration the Registrable Securities of any Holder who fails to furnish such information within a reasonable time after receiving such request.

Each Holder agrees if such Holder has Registrable Securities covered by such registration statement that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5(c)(ii), 5(c)(iii), 5(c)(iv) or 5(c)(v) or 5(f) hereof, such Holder will forthwith discontinue disposition of such Registrable Securities covered by such registration statement or prospectus until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 5(l) hereof, or until it is advised in writing by the Company that the use of the applicable prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus.

6. Registration Expenses. The Company will pay (i) all of the Registration Expenses and (ii) all transfer taxes and brokerage and underwriters’ discounts and commissions attributable to the securities being sold by the Company. Each Holder will pay all transfer taxes and brokerage and underwriters’ discounts and commissions attributable to the Registrable Securities being sold by such Holder.

7. Holdback Agreement.

(a) In the case of an underwritten offering of securities by the Company (which, for purposes of this Section 7 shall not include the effectiveness of the Shelf Registration Statement) each Holder agrees that it shall not during the period beginning on, and ending ninety (90) days (subject to one extension of no more than seventeen (17) days if required by the underwriters in connection with NASD Rule 2711(f)(4) or any similar or successor provision) (or such shorter period as may be permitted by such managing underwriter or such earlier date on which the Company or any Affiliate or executive officer of the Company is permitted to sell shares of Common Stock) after, the effective date of the registration statement filed in connection with such registration statement (the “Holdback Period”), effect any public sale or distribution of, directly or indirectly, any of the Registrable Securities or any securities convertible into or exercisable or exchangeable for Common Stock held immediately prior to the effectiveness of the registration statement for such offering, including any sale pursuant to Rule 144 under the Act provided that all officers and directors of the Company enter into or are bound by substantially similar agreements. No Holder subject to this Section 7 (or any officer and/or director of the Company bound by these restrictions as required by this Section 7) shall be released from any obligation under any agreement, arrangement or understanding entered into pursuant to or contemplated by this Section 7 unless all Holders are also released (to a similar extent in the case of a partial release) from their obligations under this Section 7(a). In the event of any such release the Company shall notify the Holders of any such release within three (3) Business Days after such release. If requested by the managing underwriter, each Holder shall enter, and shall use commercially reasonable efforts to ensure that each Affiliate of such Holder holding Registrable Securities enters, into a lock-up agreement with the applicable underwriters that is consistent with the agreement in the preceding sentence.

(b) In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other Person subject to the foregoing restriction) until the end of such period.

(c) For purposes of this Section 7, the term Holder shall be deemed to apply to only Martin T. Sosnoff, Craig B. Steinberg and any respective Affiliate thereof to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 11.

8. Indemnification.

(a) In the event of any registration of any securities of the Company pursuant to this Agreement, the Company shall, and it hereby does, indemnify and hold harmless, to the extent permitted by law, any Holder who is selling Registrable Securities covered by any registration statement, each Person who controls such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (hereinafter referred to as a “controlling person”) and their respective directors, officers, members or general and limited partners, (collectively, the “Seller Indemnified Parties”), against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings (whether commenced or threatened) in respect thereof (“Claims”) and expenses (including reasonable attorney’s fees and reasonable expenses of investigation) to which such Seller Indemnified Party may become subject under the Act, law or otherwise, insofar as such Claims or expenses arise out of, relate to or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading; provided that the Company shall not be liable to any Seller Indemnified Party in any such case to the extent that any such Claim or expense arises out of, relates to or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in any registration statement or amendment or supplement thereto or in any such preliminary, final or summary prospectus in reliance upon and in conformity with written information furnished to the Company by or behalf of such Holder.

(b) In the event of any registration of any securities of the Company pursuant this Agreement, each Holder shall, and it hereby does, indemnify and hold harmless, to the extent permitted by applicable law, the Company, each controlling person of the Company, and their respective directors, officers, members or general and limited partners and each underwriter and their controlling persons to the same extent as the foregoing indemnity from the Company to the Seller Indemnified Parties, but only with respect to Claims to which such indemnified party may become subject under the Act, applicable law or otherwise, insofar as such Claims or expenses arise out of, relate to or are based upon any untrue statement or alleged untrue statement of any material fact contained, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, in any registration statement under which such securities were registered under the Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto to the extent such statement or omission is contained in any information relating to such Holder furnished in writing by such Holder, provided, that the indemnification required by this Section 8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or expense if settlement is effected without the consent of the relevant Holder of Registrable Securities (which consent shall not be unreasonably withheld). In no event shall the liability of any selling Holder of Registrable Securities hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation, and in no event shall a Holder be jointly liable with any other Holder as a result of its indemnification obligations.

(c) Promptly after receipt by a Person entitled to indemnification pursuant to this Section 8 (an “Indemnified Party”) hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 8, such Indemnified Party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action or proceeding; provided, that the failure of the Indemnified Party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 8, except to the extent that the indemnifying party is prejudiced by such failure to give notice. In case any such action or proceeding is brought against an Indemnified Party, unless the named parties to any such action include both the indemnifying party and the Indemnified Party and such parties have been advised by outside counsel that either (x) representation of such Indemnified Party and the indemnifying party by the same counsel would be inappropriate under applicable standards of professional conduct or (y) there may be one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the indemnifying party (in which case the Indemnified Party shall have the right to engage independent counsel to participate in such action or proceeding and the indemnifying party shall be liable for any reasonable expenses therefor (but in no event will bear the expenses for more than one firm of counsel for all Indemnified Parties)), the indemnifying party will be entitled to assume the defense thereof (at its expense), and after notice from the indemnifying party to such Indemnified Party of its election so to assume the defense thereof, the indemnifying party will not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof and shall have no liability for any settlement made by the Indemnified Party without the consent of the indemnifying party (which consent shall not be unreasonably withheld). No indemnifying party will settle any action or proceeding or consent to the entry of any judgment without the prior written consent of the Indemnified Party, unless such settlement or judgment includes as a term thereof the giving by the claimant or plaintiff of a release to such Indemnified Party from all liability in respect of such action or proceeding. An Indemnified Party may not settle any action or proceeding or the entry of any judgment without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld).

(d) (i) If the indemnification provided for in this Section 8 from the indemnifying party is unavailable to an Indemnified Party hereunder in respect of any Claim or expenses referred to herein, then the indemnifying party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Claim or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and Indemnified Party in connection with the actions which resulted in such Claim or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party under this Section 8(d) as a result of the Claim and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any action or proceeding; and (ii) the parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in Section 8(d)(i). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e) The obligations of the parties under this Section 8 shall be in addition to any liability which any party may otherwise have to any other party.

9. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of restricted securities to the public without Registration the Company agrees to:

(a) keep public information available, as those terms are understood and defined in Rule 144, at all times; and

(b) so long as any Holder owns any Registrable Securities, furnish to such Holder upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144, and of the Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without Registration. The Company shall take such further action as may be reasonably required from time to time and as may be within the reasonable control of the Company, to enable the Holders to transfer Registrable Securities without registration under the Act within the limitation of the exemptions provided by Rule 144 or any similar rule or regulation hereafter adopted by the Commission. In connection with any sale, transfer or other disposition by a Holder of any Registrable Securities pursuant to Rule 144, the Company shall cooperate with such Holder to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any Act legend, and enable certificates for such transferred securities to be for such number of shares and registered in such names as the Holder may reasonably request at least two Business Days prior to any sale of Registrable Securities.

10. Notices. All communications provided for hereunder will be personally delivered or sent by registered or certified mail, nationally recognized overnight courier or facsimile and (a) if addressed to a Holder, addressed to the Holder at the postal mail address or fax number set forth beside such Holder’s signature, or at such other postal address or fax number as such Holder will have furnished to the Company in writing or (b) if addressed to the Company, to the postal address or fax number set forth beside the Company’s signature or at such other address or fax number, or to the attention of such other officer, as the Company will have furnished to Holder in writing. All notices and other communications required or permitted under this Agreement will be in writing and will be deemed effectively given: (w) when personally delivered to the party to be notified; (x) when sent by confirmed facsimile if sent during normal business hours of the recipient or, if not, then on the next business day, as long as a copy of the notice is also sent via nationally recognized overnight courier, specifying next day delivery, with written verification of receipt; (y) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (z) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

11. Assignment. In connection with the transfer of any shares of Common Stock constituting Registrable Securities to any Person done in accordance with applicable law,

an Investor and any subsequent Holder may assign all or any portion of its rights hereunder to such Person and such Person will be entitled to the rights of a Holder granted hereunder, provided that the Company is given written notice at the time of said transfer or assignment identifying the name and address of the transferee and that the transferee assumes in writing the obligations of a Holder under this Agreement.

12. Descriptive Headings. The descriptive headings of the several sections and paragraphs of this Agreement are inserted for reference only and will not limit or otherwise affect the meaning hereof.

13. Governing Law; Consent to Jurisdiction; Venue. This agreement shall be governed by and construed in accordance with the laws of the state of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and the United States of America located in the county of New York for any action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth beside such party’s signature shall be effective service of process for any action or proceeding brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the state of New York.

14. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATE HEREBY.

15. No Inconsistent Agreements. The Company will not on or after the date of this Agreement enter into any agreement with respect to its securities that conflicts with the provisions hereof.

16. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively) only upon the written consent of the Company and a majority of the Holders; except that no amendment may (i) disproportionately adversely affect any Holder as compared to the other Holders or (ii) change any Holder’s obligations under Section 7, in each case without the consent of such Holder. The failure of any party to insist on or to enforce strict performance by the other parties of any of the provisions of this Agreement or to exercise any right or remedy under this Agreement will not be construed as a waiver or relinquishment to any extent of that party’s right to assert or rely on any provisions, rights or remedies in that or any other instance; rather, the provisions, rights and remedies will remain in full force and effect.

17. Early Receipt of Contingent Payment. Each Holder hereby acknowledges and agrees that its receipt of any Registrable Securities prior to final determination of the Contingent Payment in accordance with Section 2.4(b) of the Purchase Agreement shall not alter or affect any obligations of the Company pursuant to this Agreement, including the obligation to Register any Registrable Securities.

18. Entire Agreement. This agreement is intended by the parties to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and the registration rights granted by the Company with respect to the Registrable Securities.

19. Specific Performance. Without limiting the rights of each party hereto to pursue all other legal and equitable rights available to such party for any other parties’ failure to perform their obligations under this Agreement, the parties hereto acknowledge and agree that the remedy at law for any failure to perform their obligations hereunder would be inadequate and that each of them, respectively, to the extent permitted by applicable law, shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure, without bond or other security being required.

20. Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision, provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

21. Counterparts. This agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all such counterparts will together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

COMPANY:

EVERCORE PARTNERS INC.

By:	/s/ Robert B. Walsh
Name: Robert B. Walsh
Title: Chief Financial Officer

INVESTORS:

MARTIN T. SOSNOFF

/s/ Martin T. Sosnoff

CRAIG B. STEINBERG

/s/ Craig B. Steinberg

KEVIN S. KELLY

/s/ Kevin S. Kelly

JACK MCMULLAN

/s/ Jack McMullan

ROBERT F. RULAND

/s/ Robert F. Ruland